Exhibit 99.1

Allergan Files Investor Presentation Detailing Concerns About the Sustainability of Valeant’s

Business Model

Presentation Raises Significant Issues to be Considered

When Evaluating the Value of Valeant’s Equity

Irvine, Calif., (May 27, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today announced that it has filed an investor presentation with the Securities and Exchange Commission (“SEC”) and posted the presentation under the “Investors” section of the Company’s website detailing its initial concerns about the sustainability of Valeant Pharmaceuticals International, Inc.’s (“Valeant”) business model.

Allergan retained two nationally-recognized financial consultants and forensic accountants, Alvarez & Marsal and FTI Consulting, to evaluate certain concerns about the inherent value of Valeant’s business model and stock. With the assistance of these two independent firms, and in response to feedback from numerous Allergan stockholders and analysts, Allergan and its legal and financial advisors carefully analyzed publicly available data on Valeant and the opaque nature of Valeant’s pro-forma driven financial reporting.

The presentation raises a number of important issues about Valeant’s business model and stock value that Allergan’s stockholders need to be aware of.

¡	What is Valeant’s real organic growth?

Allergan believes that Valeant’s organic sales growth, which is primarily driven by price increases, is overstated based on changing definitions and classifications with no disclosure of key products. The pro-forma revenue growth from Valeant’s SEC filings paints a picture far different from what is communicated to investors. Valeant’s pro-forma revenue growth including acquisitions for fiscal year 2013 was -0.5%. In the first quarter of 2014, the growth rate declined to -1.4%.

¡	How have the two largest Valeant acquisitions (Bausch & Lomb and Medicis) performed under Valeant’s ownership? How have other acquisitions performed?

Analysis based upon data acquired from IMS FIRST, a provider of top-line information about pharmaceutical companies and the largest vendor of U.S. physician prescribing data, raises concerns about the source of Bausch & Lomb’s growth. This analysis indicates substantial erosion in units sold for three out of four of Bausch & Lomb’s largest prescription ophthalmic products, for which Valeant compensates with significant list price increases.

The Medicis business is losing market share and increasing prices at, we believe, an unsustainable pace. Since Valeant acquired Medicis, Allergan has rapidly accelerated its capture of market share. Over this same timeframe, Valeant increased prices for Medicis’ six largest products by a significant and, we believe, unsustainable amount.

¡	Does Valeant have any experience promoting products of Allergan’s scale?

Valeant’s limited experience with large, global scale products represents a material execution risk attempting to grow Allergan’s categories and launching significant new large products through existing channels. Allergan would be Valeant’s largest acquisition and the synergies proposed by Valeant are the most aggressive to date. Botox’s annual sales are more than seven times greater than each of Valeant’s largest products, Zovirax and Wellbutrin, which are declining or stagnant.

¡	How stable is Valeant’s management team?

The only executive officers continuing to serve at Valeant since 2011 are J. Michael Pearson and Robert R. Chai-Onn. Seven executive officers have departed over this period. In addition, three Board members, Fred Hassan, G. Mason Morfit and Lloyd M. Segal, recently resigned, with two citing “potential conflicts” - one of whom withdrew after a tenure of less than a year.

¡	Can Valeant cut $2.7bn of Allergan’s expenses without disrupting the performance of the business?

Valeant will only be able to achieve a fraction of its stated SG&A and R&D synergies without destroying Allergan’s near-term and long-term value. Valeant has indicated it will maintain R&D required for post-approval and maintenance, product line extensions and late phase projects, but drastically underestimates the spend required by approximately $350 million. Moreover, Valeant’s purported SG&A synergies are unrealistic given Valeant’s goals, as communicated in numerous letters to its customers: “I want to reassure all of you that we remain committed to investing in you and in the fields of Dermatology, Aesthetics and Eye Care.”1

¡	What is the relative distribution strength of Allergan vs. Valeant in important emerging markets (BRICs)?

In the BRIC Countries, Allergan’s sales are approximately 4 times larger than Bausch & Lomb’s prescription ophthalmic sales. While Valeant boasts market growth in emerging markets, it is important to clarify that these are smaller markets with less revenue potential.

¡	Is Valeant’s low tax rate sustainable?

Valeant’s multiple off-shore tax deferral structures are aggressive, difficult to sustain and compound risk in multiple jurisdictions. No other pharmaceutical or healthcare peers that have recently re-domiciled outside the U.S. have achieved tax rates nearly as low as Valeant, which suggests that Valeant’s tax strategies are abnormally aggressive.

¡	Are Valeant’s accounting practices clearly consistent with others in the industry?

Valeant’s management team, which seems to change reporting methodology when convenient, has realigned Valeant’s segment reporting structure three times in the past three years, decreasing the level of disaggregation each time. Furthermore, in a survey conducted by an independent consultant, Valeant was the only company that organizes segments on a geographic basis.

1 Permission to use quotations was neither sought nor obtained.

¡	Is a business model centered on a serial acquisition and cost cutting strategy sustainable?

Valeant’s model of taking on debt to serially acquire companies will become incrementally harder to do as interest rates move higher. While appearing on CNBC on May 15, 2014, Jim Chanos, president and founder of Kynikos Associates, noted many of the same issues other Allergan stockholders expressed, stating, “Roll ups are generally accounting-driven, and we certainly think that’s the case in [Valeant]. We think [Valeant] is playing some very aggressive accounting games when they buy companies, write down the assets, and also engaged in what we call spring-loading.”1 Allergan expressed these concerns as well.

Alvarez & Marsal and FTI Consulting are acting as Allergan’s financial consultants and forensic accountants.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Important Information

Information contained in this press release regarding Valeant is taken directly from the information publicly disclosed by Valeant and we do not make any representations or warranties, either express or implied, with respect to such information’s accuracy or completeness. In addition, certain other information contained in this press release is based on publicly available sources as of the date of this press release, and while we have no reason to believe that such information is not accurate, we can provide no such assurances with respect thereto. IMS data used in this press release has been purchased from IMS Health, a provider of healthcare information. The information in this press release represents the opinions of Allergan and investors and stockholders should make their own independent investigations of the matters referenced in this press release and draw their own conclusions.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

1 Permission to use quotations was neither sought nor obtained.